Exhibit 99.2

Lifetime Brands Publishes Investor Presentation Highlighting Increased Long-Term Growth Targets

GARDEN CITY, NY, May 18, 2021 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global designer, developer and marketer of a broad range of branded consumer products used in the home, today posted an updated investor presentation to its website, to be used in investor meetings beginning this week. The presentation can be accessed at https://lifetimebrands.gcs-web.com/events-and-presentations.

The presentation highlights the Company’s successful execution of its “Lifetime Brands 2.0” growth strategy, strong recent performance and increased long-term growth targets. Lifetime Brands has provided revised five-year financial objectives, including the following forward looking non-GAAP financial measures:

Financial Measure	5-Year Objective
Adjusted EBITDA	$120 million, revised from $90+ million
Adjusted EBITDA Margin	12%, revised from 10%
Sales Growth - Organic (CAGR)	3%, revised from 2%
Sales Growth - with Food Service (CAGR)	3.5%, revised from 4%

“We have been executing well against our strategic objectives, which has enabled us to accelerate the timeline to achieve our previous growth and profitability targets,” said Rob Kay, Chief Executive Officer of Lifetime Brands. “As a result, we have determined to substantially raise our long-term targets to continue to push ourselves to remain focused on leveraging our competitive advantages, capitalizing on our opportunities, and driving value for our shareholders.”

Non-GAAP Financial Measures
This release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, sales-growth-organic (CAGR), and sales growth-with food service (CAGR). A non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of a company; or, includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The company is not providing a quantitative reconciliation with respect to the forward-looking non-GAAP financial measures presented in this press release in reliance on the “unreasonable efforts” exception set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, the impact of U.S. Tariffs, foreign exchange rates, and interest rates, which are out of the Company’s control, and acquisition-related costs depend on the timing and amount of future acquisitions, which cannot be reasonably estimated. The Company is presenting non-GAAP financial measures because management of the Company uses these financial measures in evaluating the Company's on-going financial results and trends, and management believes that exclusion of certain items allows for more accurate comparison of the Company’s operating performance by investors and analysts. Management uses these non-GAAP financial measurers as indicators of business performance. These non-GAAP financial measures should be viewed as a supplement to, and not a substitute for, GAAP financial measures of performance.

Exhibit 99.2
Forward-Looking Statements
In this press release, the use of the words “believe,” “could,” “expect,” “intend,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements. Such statements include all statements regarding our long-term growth-targets and objectives, the growth of the Company, our financial guidance, our ability to navigate the current environment and advance our strategy, our commitment to increasing investments in future growth initiatives, our initiatives to create value, our efforts to mitigate geopolitical factors and tariffs, our current and projected financial and operating performance, results, and profitability and all guidance related thereto, including forecasted exchange rates and effective tax rates, as well as our continued growth and success, future plans and intentions regarding the Company and its consolidated subsidiaries. Such statements represent the Company’s current judgments, estimates, and assumptions about possible future events. The Company believes these judgments, estimates, and assumptions are reasonable, but these statements are not guarantees of any events or financial or operational results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, as well as to deleverage its balance sheet; the possibility of impairments to the Company’s goodwill; the possibility of impairments to the Company’s intangible assets; changes in U.S. or foreign trade or tax law and policy; the impact of tariffs on imported goods and materials; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; customer ordering behavior; the performance of our newer products; expenses and other challenges relating to the integration of any future acquisitions; changes in demand for the Company’s products; changes in the Company’s management team; the significant influence of the Company’s largest stockholder; fluctuations in foreign exchange rates; changes in U.S. trade policy or the trade policies of nations in which we or our suppliers do business; uncertainty regarding the long-term ramifications of the U.K.’s exit from the European Union; shortages of and price volatility for certain commodities; global health epidemics, such as the COVID-19 pandemic; social unrest, including related protests and disturbances; our expectations regarding the future level of demand for our products; and significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and ability to maintain an appropriate level of debt. The Company undertakes no obligation to update these forward-looking statements other than as required by law.

Lifetime Brands, Inc.
Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, and Rabbit®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew® and Year & Day®; and valued home solutions brands, including BUILT NY®, Taylor® Bath, Taylor® Kitchen, Taylor® Weather and Planet Box®. The Company also provides exclusive private label products to leading retailers worldwide.
The Company’s corporate website is www.lifetimebrands.com.
Contacts:
Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Andrew Squire / Rose Temple
212-355-4449

Exhibit 99.2